Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

NORTEK ENTERS INTO AMENDED AND
RESTATED CREDIT AGREEMENT

PROVIDENCE, RI, December 17, 2010-Nortek, Inc. (“Nortek”) (OTC QB: NTKS), a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and home technology convenience and security products, announced today that it has entered into an amended and restated $300-million revolving asset-backed credit agreement (“Credit Agreement”).

The Credit Agreement, among other things, lowers the interest rates payable by Nortek, eliminates the LIBOR floor provision and extends the maturity from October 21, 2013 to December 17, 2015 in the event Nortek refinances its 11% Senior Secured Notes due 2013 to a maturity beyond that date. Additionally, the Credit Agreement amends certain provisions that provide Nortek with more flexibility, including the option to increase the facility to $400 million to the extent supported by its borrowing base, as defined therein.

Nortek* is a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and home technology convenience and security products. Nortek offers a broad array of products, including: range hoods, bath fans, indoor air quality systems, medicine cabinets and central vacuums, heating and air conditioning systems, and home technology offerings, including audio, video, access control, security and other products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components, freight costs, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment levels, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, prices, product and warranty liability claims and the ability to meet the listing requirements of the New York Stock Exchange. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission, including the Form 10 and the Quarterly Report on Form 10-Q for the quarter ended October 2, 2010.

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